CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-148553 of Hartford Life Insurance Company Separate Account Seven on Form N-4, of our report dated March 1, 2018, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and of our report dated April 19, 2018, relating to the statements of assets and liabilities of each of the individual sub-accounts which comprise Hartford Life Insurance Company Separate Account Seven as of December 31, 2017, and the related statements of operations for the periods then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
December 18, 2018